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                          AMENDMENT TO CONSULTING AGREEMENT

This Amendment to the Consulting Agreement ("Amendment") is made and entered into by and between Irwin Roth ("Consultant") and Imaging Technologies Corporation (the "Company") on June 12, 1998.


     1. Consultant and Company are parties to a Consulting Agreement ("Agreement") entered into as of April 1, 1994 and amended as of February 25, 1994, January 22, 1997, and April 1, 1998.

     2. In consideration of the mutual covenants and agreements set forth below, Consultant and the Company agree as follows:

          (a) Consultant resigns from his position as a Director of the Board of the Company effective as of the date of this Amendment.

          (b) COMPENSATION. Paragraph 3 of the Consultant Agreement as amended is further amended to provide that for all services Consultant may render to the Company during the Term of this Agreement as amended, Consultant will be compensated as follows:

                    07-01-98 / 06-30-02        Each year      $55,583

Such cash compensation shall be payable in monthly installments, of $4,631.91, in addition to any compensation as provided in paragraph d.

          (c) INDEMNITY AND INSURANCE COVERAGE. The Company agrees to defend and also agrees to indemnify, other than for punitive damages, Consultant against any claim, damage, debt, liability, action, cause of action, cost or expense, including attorneys' fees and costs, actually paid or incurred, arising out of or in any way connected with Consultant's acts or omissions arising out of Consultant's service as a Director, officer, or Consultant of the Company. Company shall continue to include Consultant as a named insured on the Company's insurance policy or policies for Director's and Officer's coverage.

          (d) WARRANTS. Consultant shall have the Option, exercisable at any time upon written notice to the Company, to require the Company to advance compensation otherwise payable to Consultant in an amount sufficient to fund Consultant's purchase of 209,667 shares of the Common Stock of the Company at the current warrant price of $1.00 per share. Except as otherwise set forth in this paragraph (d), the parties agree that nothing in this Amendment affects Consultant's rights as a shareholder of the Company, or affects any Warrants previously awarded to the Consultant. Company agrees that in exchange for the Consultant signing this Amendment, the Company will register all of the Consultant's Warrants that have not yet been registered in a timely manner. Company further acknowledges that by signing this agreement all outstanding warrants will be immediately vested.

Date: June 12, 1998                "COMPANY"
                                   IMAGING TECHNOLOGIES CORPORATION

                                   By /s/ Brian Bonar
                                      ---------------------------------
                                   BRIAN BONAR CEO
                                   ------------------------------------
                                   [Printed Name and Title]


Date: June 12, 1998                "CONSULTANT"

                                   /s/ Irwin Roth
                                   ------------------------------------
                                             IRWIN ROTH